Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Dawson Geophysical Company

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 11, 2004, except as to Note 12, which is as of January 18, 2005, which is included in the registration statement on Form S-3 (File No. 333-121236) (the “Prior Registration Statement”) of Dawson Geophysical Company (the “Company”) incorporated herein, with respect to the balance sheets of the Company as of September 30, 2004 and 2003, and the related statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2004. In addition, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 11, 2004, except with respect to Note 12, which is as of January 18, 2005, and our report dated November 11, 2004, which are included in the Company’s annual report on Form 10-K/A and incorporated by reference into the Prior Registration Statement, with respect to the balance sheets of the Company as of September 30, 2004 and 2003, and the related statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2004 and the financial statement schedules. We also hereby consent to the reference to our firm under the heading “Experts” in the prospectus incorporated by reference into this Registration Statement.

/s/ KPMG LLP

Midland, Texas
March 1, 2005